Tredegar Reports First-Quarter Results

RICHMOND, Va., May 3 /PRNewswire-FirstCall/ -- Tredegar Corporation (NYSE: TG) reported first-quarter net income of $10.3 million (26 cents per share) compared to $8.2 million (21 cents per share) in 2006. Earnings from manufacturing operations in the first quarter were $10.8 million (27 cents per share) versus $9.5 million (24 cents per share) last year. First-quarter sales increased to $281.6 million from $268.0 million in 2006. A summary of results for the first quarter is shown below:

(In Millions, Except Per-Share Data)	First Quarter Ended
	March 31
	2007	2006
Sales	$281.6	$268.0

Net income as reported under generally accepted accounting principles (GAAP)	$10.3	$8.2
After-tax effects of losses associated with plant shutdowns, asset impairments and restructurings	0.5	1.3
Income from manufacturing operations*	$10.8	$9.5

Diluted earnings per share as reported under GAAP	$.26	$.21
After-tax effects per diluted share of losses associated with plant shutdowns, asset impairments and restructurings	.01	.03
Diluted earnings per share from manufacturing operations*	$.27	$.24

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains from sale of assets and other items have been presented separately and removed from net income and earnings per share as reported under GAAP to determine Tredegar's presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar's manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP.  They exclude items that we believe do not relate to Tredegar's ongoing manufacturing operations.

    John D. Gottwald, Tredegar's president and chief executive officer, said: "Driven by strong performance in our films business, lower pension and interest costs and a lower effective income tax rate, earnings per share from manufacturing operations increased by 13% in the first quarter of 2007 compared with the first quarter of last year. In the last twelve months, excluding the effects of resin lag, quarterly operating profit in films has had significant ups and downs. Future performance in this business is likely to exhibit similar fluctuations, with growth primarily dependent on further increases in sales of high-value surface protection, elastic and apertured materials and new products developed using related core technologies."
    Mr. Gottwald continued: "In aluminum, operating profit decreased in the first quarter of 2007 compared with 2006 mainly due to lower volume, especially extrusions used in hurricane protection products and residential construction. Overall backlog is down significantly. We're very focused on reducing our operating costs in light of the downturn in these markets, while trying to maintain sufficient flexibility to participate in cyclical upswings. The bright spot continues to be healthy demand for extrusions used in commercial construction applications."

MANUFACTURING OPERATIONS
Film Products
    First-quarter net sales in Film Products were $136.1 million, up 7.8% from $126.3 million in the first quarter of 2006, while operating profit from ongoing operations increased to $16.8 million in the first quarter of 2007 from $15.6 million in 2006. Volume was 65.3 million pounds in the first quarter of 2007 compared with 64.5 million pounds in the first quarter of last year.
    Net sales and volume were up in the first quarter of 2007 compared with the first quarter of 2006 primarily due to increased sales of high-value surface protection films and elastic materials, partially offset by lower sales of certain commodity barrier films that were dropped in conjunction with the shutdown in the second quarter of 2006 of the plant in LaGrange, Georgia. Volume was up 2.6 million pounds or 4.1% from the depressed level existing in the fourth quarter of 2006, which the company believes was adversely affected by customer inventory adjustments.
    Profits increased in the first quarter of 2007 compared with the first quarter of 2006 due primarily to higher volume noted above and appreciation of the U.S. Dollar equivalent value of functional currencies for operations outside of the U.S. The company also estimates that the lag in the pass-through of lower average resin costs had a positive impact on operating profit of $500,000 in the first quarter of 2007. During the first quarter of last year, the company estimates that profits were positively affected by $2.0 million from the lag in the pass-through of lower average resin costs. Film Products has index-based pass-through raw material cost agreements for the majority of its business. However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days.

    Capital expenditures were $5.0 million in the first quarter of 2007 and are projected to be approximately $30 million for the year. Depreciation expense was $8.2 million in the first quarter of 2007 and is projected to be $33 million for the year.

Aluminum Extrusions
    First-quarter net sales in Aluminum Extrusions were $139.4 million, up 3.1% from $135.2 million in the first quarter of 2006 primarily due to higher selling prices substantially offset by lower volume. Operating profit from ongoing operations decreased to $3.5 million in the first quarter of 2007, down 28.6% from $4.9 million in the first quarter of 2006. The decrease in operating profit was mainly due to lower volume partially offset by higher selling prices. Volume decreased to 57.7 million pounds in the first quarter of 2007, down 9.4% from 63.7 million pounds in the first quarter of 2006. Lower shipments were primarily due to declines in demand for extrusions used in hurricane protection products and residential construction, partially offset by continued growth for extrusions used in commercial construction. Overall backlog at the end of the quarter was 14.3 million pounds, down from 19.7 million pounds at March 31, 2006, and the lowest quarterly level since the December 2003 level of 13.1 million pounds.
    Capital expenditures in the first quarter of 2007 were $2.2 million and are projected to be approximately $11 million for the year. Depreciation expense was $3 million in the first quarter of 2007 and is expected to be $12.7 million for the year.

OTHER ITEMS
    Net pension income was $596,000 in the first quarter of 2007, a favorable change of $1.3 million (2 cents per share after taxes) from the net pension expense of $675,000 recognized in the first quarter of 2006. Most of this favorable change relates to a pension plan that is reflected in "Corporate expenses, net" in the operating profit by segment table. The company contributed $1.1 million to its pension plans in 2006 and expects to contribute the same amount in 2007.

    Interest expense was $824,000 in the first quarter of 2007, a decline of $608,000 (1 cent per share after taxes) versus the first quarter of last year due to lower average debt outstanding.
    The effective tax rate used to compute income from manufacturing operations was 35.2% in the first quarter of 2007 compared with 37.9% in the first quarter of 2006. The decrease in the effective tax rate for manufacturing operations, which had a favorable impact of approximately 1 cent per share, was mainly due to differences in income taxes accrued on operations outside of the U.S.
    During the first quarter of 2007, the company adopted new accounting standards for maintenance costs and uncertain income tax positions, neither of which had a material impact on Tredegar's results of operations or financial condition.
    Results for the first quarters of 2007 and 2006 include net after-tax charges of $539,000 (1 cent per share) and $1.3 million (3 cents per share), respectively, for plant shutdowns, asset impairments and restructurings. Details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE
    Net debt (debt net of cash) was $3.7 million at March 31, 2007, compared with $21.6 million at December 31, 2006, which is significantly less than the last twelve months adjusted EBITDA from manufacturing operations of $111.5 million. See notes to financial statements and tables for reconciliations to comparable GAAP measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

    Some of the information contained in this press release may constitute "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. When we use the words "believe," "hope," "expect," "are likely," "project" and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer -- The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the United States and Canada, particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns during the winter months; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the "SEC") from time-to-time, including the risks and important factors set forth in "Risk Factors" in Part I, Item 1A of our 2006 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for this period that will be filed with the SEC.

    Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.
    To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management's statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar's financial condition and results of operations.
    Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31
	2007	2006

Sales	$281,594	$267,964
Other income (expense), net (a)(b)	294	12
	281,888	267,976

Cost of goods sold	238,388	226,638
Freight	6,147	6,474
Selling, R&D and general expenses	19,722	18,101
Amortization of intangibles	37	37
Interest expense	824	1,432
Asset impairments and costs associated with exit and disposal activities (a)	733	1,692
	265,851	254,374

Income before income taxes	16,037	13,602
Income taxes	5,704	5,387

Net income (a)(b)(c)	$10,333	$8,215

Earnings per share:
Basic	$.26	$.21
Diluted	.26	.21

Shares used to compute earnings per share:
Basic	39,272	38,602
Diluted	39,487	38,664

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2007	2006
Net Sales
Film Products	$136,061	$126,331
Aluminum Extrusions	139,386	135,159
Total net sales	275,447	261,490
Add back freight	6,147	6,474
Sales as shown in the Consolidated Statements of Income	$281,594	$267,964

Operating Profit
Film Products:
Ongoing operations	$16,820	$15,577
Plant shutdowns, asset impairments and restructurings (a)	(367)	(1,583)

Aluminum Extrusions:
Ongoing operations	3,466	4,866
Plant shutdowns, asset impairments and restructurings (a)	-	(109)

AFBS (d):
Loss on investment in Therics, LLC	-	(25)
Plant shutdowns, asset impairments and restructurings (a)	(366)	-
Total	19,553	18,726
Interest income	388	222
Interest expense	824	1,432
Gain on the sale of corporate assets (b)	-	56
Stock option-based compensation costs (e)	269	211
Corporate expenses, net	2,811	3,759
Income before income taxes	16,037	13,602
Income taxes	5,704	5,387
Net income (a)(b)(c)	$10,333	$8,215

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets

Cash & cash equivalents	$38,480	$40,898
Accounts & notes receivable, net	143,817	121,834
Income taxes recoverable	2,850	10,975
Inventories	73,863	68,930
Deferred income taxes	7,567	6,055
Prepaid expenses & other	3,920	4,558
Total current assets	270,497	253,250

Property, plant & equipment, net	320,408	325,763
Other assets (f)	64,360	64,078
Goodwill & other intangibles	138,893	138,696

Total assets	$794,158	$781,787

Liabilities and Shareholders' Equity

Accounts payable	$88,181	$69,426
Accrued expenses	36,706	41,906
Current portion of long-term debt	481	678
Total current liabilities	125,368	112,010

Long-term debt	41,716	61,842
Deferred income taxes	77,065	75,772
Other noncurrent liabilities (f)	17,635	15,568
Shareholders' equity (f)	532,374	516,595

Total liabilities and shareholders' equity	$794,158	$781,787

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2007	2006
Cash flows from operating activities:
Net income	$10,333	$8,215
Adjustments for noncash items:
Depreciation	11,259	10,713
Amortization of intangibles	37	37
Deferred income taxes	(1,633)	4,478
Accrued pension income and postretirement benefits	(439)	828
Gain on sale of assets	-	(56)
Loss on asset impairments and divestitures	338	1,150
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(21,147)	(32,633)
Inventories	(4,345)	2,226
Income taxes recoverable	8,125	(284)
Prepaid expenses and other	1,039	482
Accounts payable	18,309	21,265
Accrued expenses	(3,301)	1,714
Other, net	1,095	(681)
Net cash provided by operating activities	19,670	17,454
Cash flows from investing activities:
Capital expenditures	(7,164)	(13,074)
Proceeds from the sale of assets and property disposals & reimbursements from customers for purchases of equipment	2,762	56
Other, net	-	(158)
Net cash used in investing activities	(4,402)	(13,176)
Cash flows from financing activities:
Dividends paid	(1,579)	(1,552)
Debt principal payments	(20,323)	(648)
Borrowings	-	4,000
Proceeds from exercise of stock options	4,089	461
Net cash (used in) provided by financing activities	(17,813)	2,261
Effect of exchange rate changes on cash	127	165
Increase in cash and cash equivalents	(2,418)	6,704
Cash and cash equivalents at beginning of period	40,898	23,434
Cash and cash equivalents at end of period	$38,480	$30,138

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended March 31,2007
	Film Products	Aluminum Extrusions	Total
Operating profit from ongoing operations	$58.9	$20.6	$79.5
Allocation of corporate overhead	(9.3)	(3.4)	(12.7)
Add back depreciation and amortization	32.3	12.4	44.7
Adjusted EBITDA (g)	$81.9	$29.6	$111.5

Selected balance sheet and other data as of March 31, 2007:
Net debt (h)	$3.7
Shares outstanding	39.5

Notes to the Financial Tables
(a) Plant shutdowns, asset impairments and restructurings in the first quarter of 2007 include:
•	A pretax charge of $366,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey.
•	Pretax charges of $338,000 for asset impairments in Film Products; and
•	A pretax charge of $29,000 for costs related to the shutdown of the films manufacturing facility in LaGrange, Georgia.

      Plant shutdowns, asset impairments and restructurings in the first quarter of 2006 include:
•
A pretax charge of $404,000 related to the planned shutdown of the films manufacturing facility in LaGrange, Georgia, including asset impairment charges of $130,000 and severance and other costs of $274,000;

•	Pretax charges of $1 million for asset impairments in Film Products; and
•	Pretax charges of $268,000 for severance and other employee- related costs in connection with restructurings in Film Products ($159,000) and Aluminum Extrusions ($109,000).

(b) Gain on the sale of corporate assets in 2006 includes a gain related to the sale of public equity securities.

(c) Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a gain of $12.9 million for the first quarter of 2007 and a gain of $9.0 million for the first quarter of 2006. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and amortization of prior service cost and net gains or losses from pension and other postretirement benefit plans recorded net of deferred taxes directly in shareholders' equity.

(d) On June 30, 2005, substantially all of the assets of AFBS, Inc. (formerly Therics, Inc.), a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, which is controlled and managed by an individual not affiliated with Tredegar. AFBS retained substantially all of its liabilities in the transaction, which included customary indemnification provisions for pre-transaction liabilities. AFBS received a 17.5% equity interest in the new company valued at $170,000 and a 3.5% interest in Theken Spine, LLC valued at $800,000, along with potential future payments on the sale of certain products by Therics, LLC.

(e) Effective January 1, 2006, Tredegar adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), "Share-Based Payment" (SFAS 123(R)) using the modified prospective method. SFAS 123(R) requires the company to record compensation expense for all share-based awards. Tredegar previously applied Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and provided the required pro forma disclosures of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Prior periods were not restated.

(f) Effective December 31, 2006, Tredegar adopted SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" (SFAS 158). This statement requires the recognition in the balance sheet of the funded status of each of our defined benefit pension and other postretirement plans. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of SFAS 158, net of deferred taxes, was recognized directly in shareholders' equity. Adjustments from the new standard will not impact our debt covenant computations since our credit agreement allows us to elect to use generally accepted accounting principles in effect when the agreement was signed.

(g) Adjusted EBITDA for the twelve months ended March 31, 2007, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-down, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(h) Net debt is calculated as follows (in millions):

Debt	$42.2
Less: Cash and cash equivalents	(38.5)
Net debt	$3.7

Net debt is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt to be helpful for the same purposes.

SOURCE Tredegar Corporation
-0-     05/03/2007
/CONTACT: D. Andrew Edwards of Tredegar Corporation, +1-804-330-1041, or fax, +1-804-330-1777, daedward@tredegar.com/
/First Call Analyst: /
/FCMN Contact: dlphipps@tredegar.com /
/Web site: http://www.tredegar.com /